Exhibit 10.23

AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

This Agreement of Settlement and Mutual Release (“Agreement”) is made and entered into by and between Parker/Hunter Incorporated (“Parker/Hunter”) and NOMOS Corp. (“NOMOS”).

STATEMENT OF DISPUTE AND COURSE OF PROCEEDINGS

On or about March 1, 2004, Parker/Hunter filed a Complaint against NOMOS in the Court of Common Pleas of Alleghany County, Pennsylvania at G.D. No. 03-23745 alleging the breach by NOMOS of an agreement dated June 2, 2000 (the “Action”).  An amended complaint was subsequently filed.  NOMOS filed an answer denying all substantive allegations of liability.  In May of 2004, NOMOS became a wholly owned subsidiary of North American Scientific, Inc.

All parties have now agreed that it would be in the best interest of all concerned to settle the Action in the manner and upon the terms hereinafter set forth in order to avoid the further expense, inconvenience and distraction of protracted litigation.

TERMS AND CONDITIONS

1.                                       NOMOS will pay to Parker/Hunter the amount of One million, one hundred thousand dollars ($1,100,000), payment to be made by wire transfer to:

Mellon Bank

Pittsburgh, PA

ABA # 043000261

for the Account of Parker/Hunter Incorporated

Account # 1296325

For further credit to account #45601263-0000

Attention: Melissa A. Berger

Payment will be made concurrent with the signing of this Agreement by NOMOS Corp.

2.                                       Parker/Hunter will dismiss with prejudice the Action within two (2) business days of receipt of the payment in paragraph one above.

3.                                       Parker/Hunter for itself and its past, present and future affiliates, parent corporations, subsidiary corporations, successor corporations, directors, officers, partners, employees, agents and assigns, hereby releases, quitclaims, acquits and forever discharges NOMOS, and its past, present and future affiliates, parent corporations, subsidiary corporations, successor corporations, directors, officers, partners, employees, agents and assigns, from any and all claims, rights, obligations, demands, causes of action, losses, damages, bonds, executions and liabilities of any nature and description whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential, and whether arising at law or equity under the common law, state law, federal law or any other law, or otherwise, and whether for actual damages, exemplary damages or interest, prejudgment or postjudgment, on such damages, which arose prior to the date of the execution of this Agreement, including but not limited to any claims that either were or could have been asserted in the Action.

4.                                       NOMOS, for itself and its past, present and future affiliates, parent corporations, subsidiary corporations, successor corporations, directors, officers, partners, employees, agents and assigns hereby releases, quitclaims, acquits and forever discharges Parker/Hunter, and its past, present and future affiliates, parent corporations, subsidiary corporations, successor corporations, directors, officers, partners, employees, agents and assigns from any and all claims, rights, obligations, demands, causes of action, losses, damages, bonds, executions and liabilities of any nature and description whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential, and whether arising at law or equity under the common law, state law, federal law or any other law, or otherwise, and whether for actual damages, exemplary damages or interest, prejudgment or postjudgment, on such damages, which arose prior to the date of the execution of this Agreement, including but not limited to any claims that either were or could have been asserted in the Action.

5.                                       It is understood that this Agreement is executed by the parties hereto for the sole purpose of compromising and settling the matters involved in this dispute.  It is expressly understood and agreed that the parties admit to no liability to each other of any kind, and that this Agreement shall not constitute or be construed to be an admission on the part of any party to any degree of liability to any other party.

6.                                       The parties represent that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims stated in the Action or any of the claims released herein.

7.                                       The parties hereto agree to maintain the terms and conditions of this Agreement, as well as any and all discussions, communications and developments with respect to (i) Action generally and (ii) this Agreement in particular, as privileged and confidential except insofar as disclosure may be required by law or is otherwise appropriate for financial or other reporting or accounting purposes or to enforce their rights hereunder.

8.                                       This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of law provisions.

9.                                       Each of the parties shall bear its own attorneys’ fees, experts’ fees, costs, and expenses related to the Action, including without limitation, all costs and attorneys’ fees incurred in relation to this Agreement.

10.                                 All parties declare that the terms of this Agreement have been completely read and are fully understood and voluntarily accepted by them for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, as set forth above.

11.                                 All parties acknowledge that this Agreement has been reviewed by counsel and that all parties enter into this Agreement willingly and having been fully advised by counsel.

12.                                 This Agreement is the complete agreement between the parties in the Action and there are no written or oral understandings or agreements directly or indirectly connected with this Agreement that are not incorporated herein.  This Agreement may not be changed orally.

13.                                 This Agreement may be executed in multiple originals and in counterparts.  Each counterpart when executed shall be deemed to be an original, and such counterparts collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, we have executed this Agreement of Settlement and Mutual Release as of the dates indicated below.

PARKER/HUNTER INCORPORATED
[SEAL]

Attest:	/s/ [ILLEGIBLE]	By:	/s/ Boyd S. Murray
Name: Boyd S. Murray
Title: Executive Vice President

		Date:	7-30-04

NOMOS CORP.

Attest:	/s/ Judith Hale	By:	/s/ John W. Manzetti
Name: John W. Manzetti
Title: PRESIDENT

		Date:	8-04-04